United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 28, 2006
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On February 28, 2006, Applied Signal Technology, Inc. issued a press release announcing its financial results for the quarter ended January 27, 2006, and hosted a conference call to discuss the financial results for the quarter ended January 27, 2006. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press Release dated February 28, 2006 announcing financial results for the quarter ended January 27, 2006
99.2	Transcript of conference call held on February 28, 2006

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2006

Applied Signal Technology, Inc. (Registrant)
By:	/s/ Gary L. Yancey Gary L. Yancey, Chief Executive Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated February 28, 2006 announcing financial results for the quarter ended January 27, 2006
99.2	Transcript of conference call held on February 28, 2006

Exhibit 99.1
Press release dated February 28, 2006 announcing financial results for the quarter ended January 27, 2006

Applied Signal Technology, Inc.
Announces First Quarter Operating Results

Sunnyvale, CA. February 28, 2006 – Applied Signal Technology, Inc. (NASDAQ – APSG) announced its operating results for the first quarter of fiscal year 2006 ended January 27, 2006.

New orders received during the first quarter of fiscal year 2006 were $33,006,000 compared to fiscal year 2005 first quarter new orders of $11,126,000. The significant increase is due to new orders received for certain airborne signal intelligence requirements.

Revenues for the first quarter of fiscal year 2006 were $33,553,000 compared with revenues of $30,110,000 recorded during the first quarter of fiscal year 2005 representing an 11% increase. During the first quarter of fiscal year 2006, we incurred approximately $2.5 million of precontract costs that we anticipate will convert to revenue during fiscal year 2006. Precontract costs represent costs incurred in anticipation of specific expected future contract awards and costs incurred in connection with ongoing contracts for which contract modifications have not been defined. Precontract costs are recorded on the balance sheet as a component of prepaid and other current assets until the contract award or modification is received.

Operating income for the first quarter of fiscal year 2006 was $2,526,000 compared with operating income of $3,272,000 recorded during the first quarter of fiscal year 2005. Net income for the first quarter of fiscal year 2006 was $1,312,000 or $0.11 per diluted share compared with net income of $2,027,000 or $0.17 per diluted share recorded during the first quarter of fiscal year 2005. The decrease in both operating and net income is due to the impact of the adoption of Statement of Financial Accounting Standard (SFAS) No. 123R, “Share-Based Payment.” The stock-based compensation expense and reduction to operating income for the first quarter of fiscal year 2006 due to the adoption of SFAS 123R was approximately $1,141,000. Our effective tax rate for fiscal year 2006 is estimated to be 48.5% compared to our fiscal year 2005 effective tax rate of 40.3%. This increase in the estimated effective tax rate is due to the effect of SFAS 123R.

Regarding the first quarter operating results, Mr. Gary Yancey, President and Chief Executive Officer of the Company, commented, “We had anticipated the orders for our airborne signal intelligence program to be booked in the fourth quarter of fiscal year 2005. The contracting was delayed slightly and the orders booked in the first quarter of fiscal year 2006. There is minimal impact to the overall airborne program although in order to minimize the impact, we did incur precontract costs on certain delivery orders.”

“We are continuing to observe emphasis on Intelligence, Surveillance, and Reconnaissance (ISR) for global security. The Company is recognized as a major resource for ISR solutions and I feel that our marketplace will remain strong into the foreseeable future as we deliver these solutions.”

The Company will host a conference call on February 28, 2006 to discuss first quarter results. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on February 28, 2006 at 5:00 p.m. eastern time/2:00 p.m. pacific time. There is no pass code required. This call may be listened to simultaneously over the Internet through World Investor Links’ Vcall Website, located at www.vcall.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. provides advanced digital signal processing products, systems and services in support of intelligence, surveillance, and reconnaissance for global security. For further information about Applied Signal Technology’s products and services visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expected. Statements as to the Company’s ability to hire qualified employees to be able to meet all our commitments; and future orders for additional equipment are forward-looking statements. The risks and uncertainties associated with these statements include whether precontract costs will be recovered, orders will be issued by procurers, including the U.S. Government; the timing of any orders placed by procurers; whether we will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by us will be profitable and whether any such contracts might be terminated prior to completion; whether we will be able to hire qualified staff as needed; and other risks detailed from time to time in our SEC reports including our latest Form 10-K filed for the fiscal year ended October 31, 2005.

Applied Signal Technology, Inc.
Condensed Statements of Income
for the Periods Ending January 27, 2006 and January 28, 2005
(Unaudited)
(in thousands except per share data)

	Three Months Ended
	January 27, 2006	January 28, 2005

Revenues from contracts	$33,553	$30,110
Operating expenses:
Contract costs	22,068	19,839
Research and development	3,589	3,177
General and administrative	5,370 ----------	3,822 ----------

Total operating expenses	31,027 ----------	26,838 ----------

Operating income	2,526	3,272
Interest income/(expense), net	22 ----------	163 ----------

Income before provision for income taxes	2,548	3,435
Provision for income taxes	1,236 ----------	1,408 ----------

Net income	$1,312 ========	$2,027 ========

Net income per share – basic	$0.11	$0.18
Average shares – basic	11,617	11,293

Net income per share – diluted	$0.11	$0.17
Average shares – diluted	11,919	11,863

Applied Signal Technology, Inc.
Condensed Balance Sheets
(in thousands)

	January 27, 2006 (unaudited)	October 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$11,207	$18,920
Short term investments	7,403 ----------	10,615 ----------
Total cash, cash equivalents, and short term investments	18,610	29,535
Accounts receivable	48,320	48,466
Inventory	9,563	5,269
Prepaid and other current assets	7,797 ----------	6,307 ----------
Total current assets	84,290	89,577
Property and equipment, at cost	69,458	68,619
Accumulated depreciation and amortization	(53,278) ----------	(52,328) ----------
Net property and equipment	16,180	16,291
Goodwill	19,785	19,785
Intangible assets	2,270	2,270
Less accumulated amortization	(464) ----------	(265) ----------
Intangible assets, net	1,806	2,005
Long-Term Deferred Tax Asset, net	6,081	5,821
Other assets	723 ----------	844 ----------
Total assets	$128,865 ========	$134,323 ========
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued payroll and benefits	$14,284	$22,719
Notes payable	1,429	1,429
Income taxes payable	575	633
Other accrued liabilities	1,797 ----------	1,608 ----------
Total current liabilities	18,085	26,389
Long-Term Liabilities:
Long-Term notes payable	7,857	8,215
Other Long-Term liabilities	1,805 ----------	1,787 ----------
Total Long-Term liabilities	$9,662	$10,002
Shareholders’ equity	101,118 ----------	97,932 ----------
Total liabilities and shareholders’ equity	$128,865 ========	$134,323 ========

Exhibit 99.2
Transcript of conference call held on February 28, 2006

Applied Signal Technology, Inc.
Q1 2006 Earnings Conference Call
February 28, 2006
5:00 p.m. EST

PARTICIPANTS:

Gary Yancey, President, CEO
Jim Doyle, Chief Financial Officer

PRESENTATION:

Operator
 Greetings, ladies and gentlemen, and welcome to the Applied Signal Technology first quarter 2006 earnings conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star 0 on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Gary Yancey, Chairman and CEO of Applied Signal Technology.

Thank you. Mr. Yancey, you may begin.

Gary Yancey – Applied Signal Technology – Chairman, CEO
And thank you, Claudia, and do welcome everybody. Normal format that we use, I have Jim Doyle, our Chief Financial Officer, here with me. I will first turn it over to him to recap the financials for the first quarter, and then I've got a few comments to make, and then we'll open it up for questions. So I'll turn it over to Jim.

Jim Doyle – Applied Signal Technology – CFO
Thanks, Gary. Good afternoon, everyone. I would like to review our financial statements, but before I do, let me start with the safe harbor statement. Our presentation today may contain forward-looking statements which reflect the Company's current judgment on future events. Because these statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed in this call, important factors which could cause actual results to differ materially are contained in the Company's recent 10-Qs and 10-K.

As you can see from our press release, new orders received were very strong and amounted to about $33 million. These orders were primarily for certain airborne signal intelligence requirements. We continue to believe that there is a significant interest in intelligence surveillance and reconnaissance by the U.S. government to respond to the threat of terrorist activities and the war against terrorism and we believe that we are well positioned to benefit from that spending.

As far as the financial statements, I'd like to briefly highlight the income statement. Revenues for the first quarter of fiscal 2006 were approximately $33.6 million, compared with approximately 30.1 million for the first quarter of fiscal year 2005, an increase of about 11%. We have approximately $2.5 million of pre-contract costs that we haven't recognized revenue for. We anticipate that that will convert to revenue during fiscal year 2006. Operating income for he first quarter was approximately $2.5 million, compared to approximately $3.3 million a year ago, and net income was approximately 1.3 million compared to approximately $2 million a year ago, and the decrease in both operating and net income is due to the impact of the adoption of FAS 123R, the share-based payment -- new accounting standard. The stock based compensation expense and reduction to operating income for the first quarter of '06 due to the adoption of 123R was approximately $1.1 million.

Our effective tax rate for fiscal year 2006 is estimated to be 48.5% compared to our fiscal 2005 effective tax rate of 40.3%. This is due to the impact of FAS 123R. We included stock-based compensation expense in each element of cost, overhead, research and development and G&A as the compensation expense is to follow an employee's labor charges.

As far as the balance sheet, I'd like to review that and then conclude with some comments on that and turn it over to Gary. As you can see, our balance sheet is still in good shape. Combined cash and short term investments balances at the end of the first quarter of approximately $19 million and declined approximately $11 million compared to the same balances at October 31, 2005. The decline was due to the payment of accrued bonuses to our employees, payment of accruals to our vendors. There was the pre-contract costs of roughly $2.5 million that we could not bill for. We have an unfavorable indirect rate variance of approximately $3.4 million and then, through the first quarter there was an inability for to us to bill our final 2005 indirect rates.

Accounts receivable totals were about $48.5 million. That breaks out to about $23 million billed AR and then about $25 to $26 million unbilled AR, and included in that unbilled accounts receivable is about $4 million of costs that we could bill because our FY 2005 indirect rates had increased at the end of the year. We have now received approval from the government to go ahead and bill that additional $4 million which we're in the process of doing right now.

The inventory balance at the end of the first quarter is approximately $9.6 million compared to $5.3 million at October 31, 2005. The reason for this growth is due to the unfavorable indirect rate variance of approximately $3.4 million.

As far as current liabilities, we reduced liabilities by about $8 million because we did pay the accrued bonuses, and we paid the year-end accruals that we had for our vendors. We paid dividends of approximately $1.4 million during the first quarter of '06, and we do pay an annual dividend of approximately $0.50 per share payable at a rate of $0.12 per quarter.

That's what I have right now. I'll turn it back to Gary and we'll open it up for comments after that.

Gary Yancey – Applied Signal Technology – Chairman, CEO
I don't have a lot to add that we didn't already say in the press release. The need for intelligence, surveillance, and reconnaissance is continuing to be strong, and the government is constantly looking for better solutions to provide global security. Obviously, as we see the news every day and see the lives that are being lost daily just due to the improvised explosive devices, there needs to be strong emphasis on better ways of detecting where these factories for these devices are and eliminating those factories to better protect the soldiers. That all reflects right back to the capabilities that Applied Signal has in ISR and most importantly, our kind of new set of capabilities, including our sensor processing and the investment in ELINT to make us a very well-rounded supplier to solutions to ISR requirements. So I think that in today's world that I don't see changing for many years to come, there is going to be a strong marketplace for our services and expertise. I think with that overview, what I'd like to do is open it up now for questions.

Operator
Thank you. Ladies and gentlemen, at this time we will be conducting a question-and-answer session. [OPERATOR INSTRUCTIONS] Our first question is from Mr. Myles Walton with CIBC World Markets. Please proceed with your question.

<Q>: Thanks. Good evening, Jim and Gary. When you look at the pre-contract costs and looking to negotiate those, is that a 2Q event? How far along are you in that pursuit.

Gary Yancey – Applied Signal Technology – Chairman, CEO
In the fair amount of those will be 2Q, I believe. Some of that's already been happening this first month of the second quarter and probably a majority of it second and third quarter events, I would think.

Jim Doyle – Applied Signal Technology – CFO
Yes. Of that $2.5 million, Myles, roughly half of it is related to funding on two of our programs. Our prime contractors were awaiting funding on their programs, and it's just a flow-down effect, and we have been receiving that funding here in the last week.

<Q>: Okay. And just so I understand the accounting of it, does this mean that you'll have elevated margins in the back half of the year when those contracts actually do flow through?

Jim Doyle – Applied Signal Technology – CFO
Elevated margins, the margins will -- the revenue will increase, and there will be margins associated with that revenue in -- within our normal range of 10 to 13% prior to the impact of expensing for stock options.

<Q>: Okay. And the 48%, now is that going to be kind of the normalized -- I know you did say for '06, that was going to be the rate. Is this a one-time event or is this kind of the ongoing for the foreseeable future?

Jim Doyle – Applied Signal Technology – CFO
For right now, for '06, the best estimate that we have is in that 48.5%, so we think it's in a range of 48 to 50%. What's difficult to tell is what might happen out in future periods. What happened was the increase was due to the book expense related to our incentive stock options, and the stock granted under our employee stock purchase plan. And the book expense for those items is treated as a permanent item, and that increases tax rate. There's no guarantee that those items when either exercised or sold will be non-qualifying dispositions. In the event that some of those incentive options or employee stock purchase are non-qualifying dispositions, our effective tax rate will be reduced. So I don't have a good estimate as to when those might happen.

Gary Yancey – Applied Signal Technology – Chairman, CEO
And how much.

Jim Doyle – Applied Signal Technology – CFO
And how much. Yes.

<Q>: Okay. All right. And then I'll ask one more and get back in the queue. But, Gary, you had mentioned the IEDs and clearly the efforts being put on by the DOD, but can you give us an idea of what APSG is playing in that area.

Gary Yancey – Applied Signal Technology – Chairman, CEO
Well, really nothing right now. We have been trying to work some initiatives with CDO Corporation, who is supplying one form of jammer for IEDs that are triggered wirelessly and to make it a more effective jammer, and that yet has not come to any fruition for us in terms of any revenue and the problem gets worse in just detonation and so we believe there's more of a need for ways to detect and ultimately detect the factories where these IEDs are being built and they'll eliminate the factories.

<Q>: Okay, and sorry, just one last one. On the rate variance, I know that last year through the first half of the year, you had it built up as well. You did have to realize a charge at one point in the third and fourth quarter, I guess. When does it reach a point where you do to have do that or do you expect that to fall back in 2Q?

Jim Doyle – Applied Signal Technology – CFO
Well, we'll take a charge when we believe we can't absorb it, and at least right now through the first quarter, we believe that through the combination of contract activities, revenue generation, through reduced spending in certain areas, just through a variety of things, we believe that we can manage that variance in.

<Q>: Okay, great. I'll get back in the queue. Thanks.

Operator
Our next question comes from Mr. Mike Lewis with BB&T Capital Markets. Please proceed with your question.

<Q>: Hey, Jim and Gary. How you doing? Jim, if I could just go a little bit further on Myles' question with regard to the pre-contract costs and the 2.5, does that impact, if you could just explain to me the accounting related, does that impact the unfavorable rate variance? Does that cause it to increase or is this a separate event.

Gary Yancey – Applied Signal Technology – Chairman, CEO
In this particular case, it won't have much of an effect on unfavorable rate variances.

<Q>: Okay, if you look at that 2.5, if you didn't take the pre-contract costs in the first quarter, did you do an evaluation of what the numbers would look like on a net basis without that cost.

Jim Doyle – Applied Signal Technology – CFO
No, if they hadn't been pre-contract, the revenue would have been 2.5 million higher at about the same operating income margin.

<Q>: Okay. Do you have a number on DTI's contribution in the quarter.

Jim Doyle – Applied Signal Technology – CFO
No, DTI doesn't exist any more. I don't mean to be a smart aleck, Mike, but we're viewing it all as one combined entity.

<Q>: All right. I'll jump back in the queue.

Operator
Thank you. Our next question is coming from Mr. Patrick McCarthy with Friedman, Billings, Ramsey. Please proceed with your question.

<Q>: Good evening. Actually, it's Greg Agnew in for Patrick. If I could just ask Mike's question a little differently, would you be willing to just provide an organic growth rate then for the legacy Applied Signal business.

Gary Yancey – Applied Signal Technology – Chairman, CEO
We actually haven't broken that out. I don't have it in front of me to even be able to answer that, Greg, to know.

<Q>: Okay.

Gary Yancey – Applied Signal Technology – Chairman, CEO
Just so you know, again, we don't do signal reporting and so even though we track internally and we have curves we look at weekly, we're in our Maryland office today, and those curves are in my Sunnyvale office so I wouldn't even be able to give you a quick guesstimate.

<Q>: Okay. Great. And then in terms of hiring, can you provide with us what the headcount was at the end of the quarter.

Jim Doyle – Applied Signal Technology – CFO
It was roughly 675.

<Q>: Okay. So that's relatively flat against the…

Jim Doyle – Applied Signal Technology – CFO
Yes, what was reported in the K. Yes.

<Q>: Okay, great. All right. I'll jump back in the queue then. Thank you.

Operator
Our next question comes from Mr. David Gremmels with Thomas Weisel Partners.

<Q>: Good evening, gentlemen. I wanted to ask a few questions about backlog and bookings. The first one, you mentioned a large booking on your airborne program in the quarter, wondering how, if you could quantify that. Did you see any disruption from the delayed passage of the '06 defense budget or maybe some catch-up once it was passed given you are on a January fiscal year.

Gary Yancey – Applied Signal Technology – Chairman, CEO
We haven't seen any catch-up. There probably is a little bit of delay in a couple orders on the airborne program -- actually that airborne program is a multitude of orders. It's all under one umbrella contract but that was, probably eight different orders and they were a little over $20 million or -- and had been anticipated in '05 as we said in the press release, so that was still money that was not affected by the '06 budget. It turns out it was money that could roll over the boundaries of the fiscal year and the Army just had procurement administration issues that caused it to slip out. Caused a little bit of disruption as I said in the press release, we ended up -- that's where some of our pre-contract costs were incurred because we wanted minimal disruption to the program. I wouldn't say that much of that was akin, was due to the passage of -- the later passage of the budget, and we're just now seeing activity that's not fiscal activity yet. It's really more activity from our customers because they know that their budgets will be getting into their hands before long. So probably in the next month or two is when we're going to finally start seeing the effects of the passage of the budget. It takes that long to trickle down to the people that really execute it.

<Q>: Okay. So historically, your bookings have been weak in the first half of the year and then strong in the second half. Is this the kind of pattern you'd expect to see in '06, I guess.

Gary Yancey – Applied Signal Technology – Chairman, CEO
Right, and it could have been just sort of, yes it would be. Sort of a little bit because of what we had anticipated in '05 on the airborne program slipping into '06. So that's what we do, knowing orders coming in, and so as happened to us a couple years ago in a similar event, it may be a little bit of an abnormal year but the first quarter is much higher as a percent of total year's bookings than would be more typical for the Company.

<Q>: Is there anything of this kind of magnitude, you know, large bookings coming up in the April quarter, that we should be keeping an eye out for.

Gary Yancey – Applied Signal Technology – Chairman, CEO
No, no one program that I'm thinking of. We're starting some initiatives, proposal initiatives, on a large one, Navy program I've talked about but that probably won't even be an '06 booking even though our proposal activity would be this year if we were to win that. We'll have some larger ones, I think, maybe quarter 3 and 4, but not like people were tracking the one program a couple years ago that was a pretty big one that was competitive that fortunately our team did win.

<Q>: Right, the focus. So I guess is it safe to say that you're still looking for a book to bill north of 1.0 for the full year.

Jim Doyle – Applied Signal Technology – CFO
Yes.

<Q>: And then other than that, just a couple of housekeeping questions. Do you have the mix of cost-plus and fixed-price revenue in the quarter?

Jim Doyle – Applied Signal Technology – CFO
Yes. It's approximately 84% cost-reimbursable contracts and roughly 16% from fixed price.

<Q>: Okay, and then the last one. Just looking at your -- the headcount kind of flat versus the end of October, is that just some normal seasonality? I think we saw the same thing a year ago. Or is anything else happening there?

Gary Yancey – Applied Signal Technology – Chairman, CEO
No, I think you look at that as kind of normal seasonality. We're on track with our hiring requirements and probably will need to hire 50 or 60 people more this year and -- we've had a little bit of attrition. Fortunately, our turnover rate is down to around 6 or 7% but that also eats away some so even though we've been hiring, the headcount did not end up, it stayed pretty quiet over the quarter, but I think that's within normal fluctuation.

Operator
Our next question is coming from Mr. Steve Levenson with Ryan Beck.

<Q>: Good afternoon, Gary and Jim.

Gary Yancey – Applied Signal Technology – Chairman, CEO
Hi, Steve.

<Q>: The airborne program that you mentioned. Does that order, does that have to be Guardrailed?

Gary Yancey – Applied Signal Technology – Chairman, CEO
No, no, it's our normal -- it's the airborne program that's been going on for a while. That's the way that program will just keep getting incremented. It never will be the one major contract, and it will keep getting dropped as they call it, additional delivery orders, probably be more yet this year and we just keep going that way.

<Q>: Okay. What is going on with Guardrail? Is apparently money in it this year and the budget proposal has a fair amount of money for Guardrail?

Gary Yancey – Applied Signal Technology – Chairman, CEO
Right now, the Army has issued a request for information to industry that we've responded and we're also working with some primes to respond as a team to them and we responded directly to the Army as I know many other companies have, and that's all activity that is happening. There's speculation that some moneys will be diverted to the program this year to do something and the something, of course, is probably increase the comment capabilities.

<Q>: Okay, thanks. On the $4 million that you just mentioned that's in the unbilled, when you get to bill that, is there cost associated with that or has the cost already been…

Jim Doyle – Applied Signal Technology – CFO
The revenue's all been recognized, Steve, and the corresponding costs.

<Q>: This is just to get the cash out?

Jim Doyle – Applied Signal Technology – CFO
It's just to get the cash, yes. So it's all tied up in that roughly $26 million of unbilled. I'm sorry, you don't see that on the press release version of the balance sheet. The balance sheet shows roughly $48.5 million in accounts receivable and roughly $26 million of that is unbilled accounts receivable and that will show up in the 10-Q.

<Q>: Okay. Thanks. The proposal you mentioned for the Navy, is that the unmanned undersea.

Gary Yancey – Applied Signal Technology – Chairman, CEO
Yes, it is.

<Q>: So that again, you don't expect to see any contract award during the current fiscal year?

Gary Yancey – Applied Signal Technology – Chairman, CEO
No, the Navy is, originally were targeting for this year, but they've already announced that that's going to slip into '07.

Operator
Thank you. Our next question is coming from Mr. James McIlree with Unterberg Towbin. Please proceed with your question.

<Q>: Hey, guys, it's Christine Bae for Jim. Are there any major programs that you can talk about that you guys are chasing now.

Gary Yancey – Applied Signal Technology – Chairman, CEO
No. I'm trying to think, obviously the Navy one that we just discussed. We're starting in the pre-proposal activity on that program now so that's consuming quite a bit of our current investment. We still are responding to some delivery orders, more delivery orders, on that airborne program, they're millions each, and so not real large. And we're in very early phases on a couple of classified programs that won't, that ultimately be large but they will start out in almost a steady pace, so it's on the very leading edge of chasing larger, those larger programs.

<Q>: Any update on JTWR or any of those?

Gary Yancey – Applied Signal Technology – Chairman, CEO
No, there really isn't. There's some that FOCOM is testing. Some of the units are being procured by other government agencies, and we're working closely with FOCOM. We're opening a small office down in Tampa next to their headquarters to have some technical staff there and be able to do some quick response, engineering and training for them, and hopefully train them more in the usage of COMINT equipment to see if they would finally open their wallets, I guess, and we'll open our order books.

<Q>: Is there any update or change on ELINT revenue timing, when that investment's going to come to fruition?

Gary Yancey – Applied Signal Technology – Chairman, CEO
We really don't expect any measurable revenue to start until '07. We have a number of initiatives that will be proposed later in the year with the ELINT capability that, in some cases, we've got signed teaming agreements with companies, with primes, most all of them we would be a subcontractor, and so there's a lot of good opportunities firming up, but it wouldn't really generate any revenue this year.

<Q>: Working capital usage looked kind of high this quarter, some of it from the pre-contract costs, but also from a reduction in accounts payable quarter over quarter. Was Q4 abnormally high or is this abnormally low?

Jim Doyle – Applied Signal Technology – CFO
As far as accounts payable, Christy?

<Q>: Yes.

Jim Doyle – Applied Signal Technology – CFO
It tends to be higher. If you look at it historically, there's a couple of things that are there in accounts payable. It's -- we have our product orders going through, and so we're paying vendors that support us on the product side, and then we have a lot of subcontracted cost that will come in at the end of the year and so that will increase AP significantly. I think it's just more than end of the year phenomenon with the good fourth quarter revenue and paying our material suppliers for our products, and then paying our subcontractors on our bigger projects.

<Q>: What was CapEx and depreciation in the quarter?

Jim Doyle – Applied Signal Technology – CFO
Depreciation and amortization in the quarter was roughly $1.3 million. CapEx spending, I don't have that in front of me. We target around 3% of revenue. So I think, I'm going to guess here, I think for the quarter, CapEx spending was $900,000 to $1 million.

<Q>: And this quarter is FAS 123 hit $1.1 million? Is that indicative for the rest of the year?

Jim Doyle – Applied Signal Technology – CFO
We estimate that the compensation expense to -- the expense to -- to reduce operating income on a range of about 25 to 35%. So I'd say that $1.1 million is probably indicative of about what that expense would be for the year. It's hard to say, because if we were to grant additional options during the year, that expense will increase. It's probably a reasonable estimate.

<Q>: Okay, thanks a lot.

Gary Yancey – Applied Signal Technology – Chairman, CEO
Thank you.

Operator
Our next question is coming from Mr. Jay Meier with MJSK Equity Research.

<Q>: Thanks. Hi, Jim. Hi, Gary. Two quick questions. Jim, can you go over those receivables, that receivables breakdown again. I wasn't writing fast enough?

Jim Doyle – Applied Signal Technology – CFO
You mean accounts receivable? It's roughly $48.5 million was the total accounts receivable at the end of the quarter. And of that, roughly $26 million was unbilled. The rest was billed AR. And of that $26 million in unbilled, roughly $4 million of that 26 was, we could not bill for costs incurred in FY '05, and now that we -- we now have the approval to go ahead and bill at our higher '05 rates, and we're in the process of billing that $4 million now.

<Q>: Okay. And as far as the cost imbalance that fell into '06 from '05, the rate variance, can you discuss that once again?

Jim Doyle – Applied Signal Technology – CFO
The indirect rate variance at the end of '05, the $4 million, the $5 million that we had?

<Q>: Yes.

Jim Doyle – Applied Signal Technology – CFO
What happened there was -- there was a total of approximately $5 million of unfavorable rate variance at the end of '05. We had reserved roughly $750,000 of profit at the end of the third quarter. We didn't think the rate variance would be as high as $5 million by the end of '04 when we did the reserve at the end of the third quarter of '05. So we've reserved profit of roughly $750,000 at the end of third quarter, and the variance came in at about, unfavorable variance of about $5 million. Roughly 80% of our contracts were from cost reimbursable programs so we were able to collect roughly 80% of that $5 million, or $4 million, and then the other million was absorbed through our fixed price contracts. In other words, that was a loss to profit. However, we had reserved $750K of that in the third quarter, and then the $250K was a profit impact in the fourth quarter.

<Q>: Okay. All right. Getting back to somebody's previous question about your growth rates, we've often talked about 20 some percent growth over the long term, yet Q1 is showing remarkable deceleration year-over-year. Would you expect to make up that difference over the course of the year? Do you still think you could hit a 20% growth rate over '05?

Jim Doyle – Applied Signal Technology – CFO
Jay, some of our -- we missed our own internal plan for the quarter, and some of that was tied up in some of our subcontracted efforts. We were just lagging behind a lot there, and we anticipate that that will be made up during the year.

Gary Yancey – Applied Signal Technology – Chairman, CEO
Well, yes, a little bit of it was the delay in some of these Army orders caused us not to be able to go ahead and pass the subcontractor because we had internal work that needed to be done and some of those orders got delayed some so there was a little impact to that, and of course, there was the pre-contract costs of $2.5 million. If there hadn't had been some delays in the government, it would have been that much higher. If you had looked at effectively $2.5 million more that was in the quarter, then I don't know exactly what that comes out percent-wise, but I think this represented 11% growth, right?

<Q>: Yes.

Gary Yancey – Applied Signal Technology – Chairman, CEO
So…

<Q>: The question is are you going to make it up in Q2, Q3, Q4, or are we looking at an '07 makeup for some of that?

Gary Yancey – Applied Signal Technology – Chairman, CEO
I don't know how you mean an '07 makeup. Makeup to what Jay?

<Q>: Partly covering some of the revenue slippage?

Jim Doyle – Applied Signal Technology – CFO
As far as the $2.5 million that was pre-contract costs, we anticipate that will all be made up during fiscal 2006. As far as some of the subcontractor costs that I was talking about, we also anticipate that will be made up in '06.

Gary Yancey – Applied Signal Technology – Chairman, CEO
Most all of it be '06. By the way, just for grins, if that pre-contract costs had all been in the revenue that would have represented a year-over-year growth of 20%, but again, so I think it's all in the cards of those kinds of numbers, but to your question that I now understand, I think most all that slippage will be made up in '06.

<Q>: Okay. Sorry for being confusing.

Gary Yancey – Applied Signal Technology – Chairman, CEO
I'm just easily confused.

<Q>: So as we look at your statements about book to bill ratios for the year still being one plus, and we're still looking at some volatility in these numbers, back end of the year, we're kind of back end loading the year a little bit, but would you expect to see Q4 bookings play out the same way Q4 bookings did in '05, explosive?

Gary Yancey – Applied Signal Technology – Chairman, CEO
Well, you know, that's kind of our typical profile. Maybe it was -- I'm just trying to think if it was any more explosive than other times, but, yes, Q4, I think probably through the history of the Company, has been the strongest, and notably stronger, or notably strongest quarter in bookings.

<Q>: Okay. Very good. Thanks.

Operator
Our next question is coming from Mr. Chris Donaghey with Suntrust Robinson Humphrey. Please state your question.

<Q>: Hi, good evening, guys. Hey, Jim, I just want to close the loop on the $4 million. So this is the $4 million rate variance that you're talking about was the $4 million that was booked as revenue in 4Q '05, but you're just now receiving the cash. So there's no revenue impact to that $4 million.

Jim Doyle – Applied Signal Technology – CFO
That's correct. That $4 million was -- it showed up on the balance sheet at the end of '05 in unbilled accounts receivable, and so it's been sitting there through the first quarter. It's just a cash impact.

<Q>: Okay. And second of all, you now have a, already a new $3.4 million rate variance…

Jim Doyle – Applied Signal Technology – CFO
Unfavorable, yes.

<Q>: …coming into 2006.

Jim Doyle – Applied Signal Technology – CFO
Yes.

<Q>: And again, I don't know if this math is going to be right or not, but so that -- so your current expense rate, $9 million this quarter, and typically, I think your SG&A and R&D typically run about 25% of revenue. If you back all of those numbers out, and again assuming 84% of your business is the cost plus, I was sort of getting to a back of the envelope revenue number of around $40 million or so as an internal forecast. Is that pretty close?

Gary Yancey – Applied Signal Technology – Chairman, CEO
It is close to the back of the envelope.

Jim Doyle – Applied Signal Technology – CFO
What we -- for our Q1?

<Q>: Right. I don't know. We can pursue this off-line. I was just trying to back into…

Gary Yancey – Applied Signal Technology – Chairman, CEO
I think you're in there pretty close, yes.

<Q>: Okay. Second of all, if you can just address for us in this quarter how your legacy markets behaved versus the new markets that DTI brought to you, some of the MASINT applications, I think you already talked a little bit about expectations for ELINT, but just the general market dynamics for what's going on in ELINT right now as well would be helpful.

Gary Yancey – Applied Signal Technology – Chairman, CEO
Okay, if I understood the first part, you're just kind of wondering how the sensor processing market is bearing versus the traditional COMINT. I'd probably characterize them -- and I'm going to talk very qualitatively here because I'm not just talking in terms of bookings and once again, that can be pretty lumpy. I'd probably characterize them as at least similar. What we're seeing is the more and more opportunities for government agencies are looking at the fusion of signal intelligence-type information along with the sensor information for a more complete mission as you're maybe doing overflights with the manned or unmanned vehicles, maybe use imagery to help trigger where you would be trying to perform COMINT or ELINT, or a combination thereof, so that's why earlier we kind of said, well, we don't really look at them separate always, because the fact that we have the combination of capabilities now, and we'll have all three by the end of this summer when our ELINT investment is realized in our first product, the fact that we have all three capabilities is opening up some new areas that we never would have seen before so they kind of feed each other, if you like, in that respect, but I think if you try to look at each individual market, we've got probably equal size opportunities in both the fusion area -- I'm sorry, the sensor area and COMINT. ELINT, there's a large number of opportunities out there. The problem on some of the ELINT programs that are big enough to, they're always the ones that like to slip to the right so then you get into a little more of the issue of how do you, now some of our waiting probabilities that we're putting on early, trying to take into account that we could be wrong about when a contract would be initiated, so I think that and still a little more INFINT to really be able to know, but it's all tasting right, and -- well, actually, I have a problem with my taste right now, but it's also smelling right, fortunately, too, so I think it will probably lend itself as probably as strong a marketplace. I definitely look at the sensor area and the COMINT area as equally strong marketplaces.

Operator
Our next question is coming from Mr. Mike Lewis with BB&T Capital Markets. Please state your question.

<Q>: Jim, were product revenues in the quarter in the $4 to $5 million range?

Jim Doyle – Applied Signal Technology – CFO
Yes.

<Q>: Okay. Was this in line…

Jim Doyle – Applied Signal Technology – CFO
No, about $5 million.

<Q>: It was about $5 million. Okay. Was this in line or below -- I know you just said the whole quarter came in a little bit below your internal plan. But was this in line?

Jim Doyle – Applied Signal Technology – CFO
It was close. I think it was…

Gary Yancey – Applied Signal Technology – Chairman, CEO
Unfortunately, that's not one that we normally track. We can get it, but that isn't one we look at weekly, Mike, so it's not quite as easy to…

Jim Doyle – Applied Signal Technology – CFO
I think, as I recall, I think it was a little bit behind, maybe half million to a million behind where we thought.

<Q>: Okay. And Gary, with a book to bill in '06 of a little bit above one times, the expectation is a little bit more than $200 million, is that still in the works for bookings.

Gary Yancey – Applied Signal Technology – Chairman, CEO
Whose expectations?

<Q>: Well, mine.

Jim Doyle – Applied Signal Technology – CFO
Okay. Well, I don't know. Let me ask the question then. Is that still in the works? Well, we do definitely expect a book to bill north of 1, and as you know, we don't really give guidance for the year so that would probably be getting a little closer to giving the guidance.

<Q>: But it sounds about right.

Jim Doyle – Applied Signal Technology – CFO
Sounds like 200.

<Q>: Okay. All right. Thanks, guys.

Jim Doyle – Applied Signal Technology – CFO
Thank you.

Operator
Our next question is coming from Mr. Myles Walton with CIBC World Markets.

<Q>: Thanks. Just a quick follow-up. You guys have in the past been acquisitive but now that DTI's in the mix, that 20 to 25% growth target, is that still organic or do you think of that as being your business growth rate?

Gary Yancey – Applied Signal Technology – Chairman, CEO
We look at it as business growth rate. We don't have that fine a detail in a five-year-type forecast to know that. What I will say is that the five-year forecast right now doesn't necessarily show that we have some new area that we're trying to enter. And when we put together a plan a couple of years ago, we looked at the forecast just with basically providing COMINT capabilities and said we would like to bump that more, and the way we'd like to try to bump that more, is to diversify a bit, but very related to the defense electronics area. That's what got the ELINT area and the sensor processing area going. We wanted to be aggressive with that, so we felt that we should try a first and do an acquisition to have a catalyst for that area. We still don't at all consider ourselves an external growth model at all, and so I would -- I would be more apt to call it organic, and organic could end up having another acquisition in a year or two, just organic, or it could be organic, it will change a little bit again and we will be adding some other kind of capability.

<Q>: Okay, that's great. And then just the last one. On the pre-contract costs, I guess, Gary, in the comments in the press release, it sounded like some of that was almost predetermined by the bookings moving into the first quarter. Is that the case? Did you see it coming?

Gary Yancey – Applied Signal Technology – Chairman, CEO
Well, no, we didn't see -- but, you're right, it's a case and we didn't necessarily see that coming, and it was -- it was probably a fifth of it or so. It was about that. Then the other, we were seeing it coming more, and we actually -- we watch that real close before we'll take on pre-contract costs in most all cases, we'll make sure that we have written agreements between us and our customers that it's going to happen. Now, these written agreements aren't legal obligations completely but the government treats it pretty seriously. If a government knowingly lets a contractor work on an effort, especially when it's a continuation of a contract effort and it's a funding issue, they take it very seriously if they knowingly let the contractor keep working, that they owe the contractor the money.

<Q>: All right. Great. Thanks.

Gary Yancey – Applied Signal Technology – Chairman, CEO
Thank you.

Operator
Thank you. Our next question is coming from Mr. David Gremmels with Thomas Weisel Partners. Please proceed with your question.

<Q>: Thanks. I'll apologize in advance for asking one more unfavorable variance question.

Gary Yancey – Applied Signal Technology – Chairman, CEO
They are unfavorable questions.

<Q>: But historically, when this unfavorable variance has developed, it's grown across the year and then absorbed in Q4. This time it jumped higher in Q1. But if I understand it correctly, it looks like the factors contributing to this are temporary. So is it safe to assume that your expectation is that this variance would reverse by the end of Q2?

Jim Doyle – Applied Signal Technology – CFO
It won't all reverse by the end of Q2, David.

Gary Yancey – Applied Signal Technology – Chairman, CEO
It's not uncommon to have the variance growing in the earlier part of the year. As Jim said, it just bounced, it grew more than we'd expected. It's our anticipation that it's early enough in the year and we've looked at the elements enough that through controls of spending as he said earlier, and the revenue growth that we were expecting throughout the year, that we've got very high probability of closing it by the end of the year which is why we didn't take any reserve.

<Q>: Okay. Then on the Army airborne program, just wondering given the delay in the orders here, does that have any impact on the -- I think the first delivery was planned for the middle part of the year.

Gary Yancey – Applied Signal Technology – Chairman, CEO
It's probably a month or two slip, and that -- we have an associate contractor there, too, and they are having a little bit of problems, and with this slippage, it probably drove us a month or two -- I mean, obviously, we're all anxious to have a first delivery. We are having good airborne testing going on right now, flight testing going on and getting some pretty good results, so we're making pretty fair progress but it might be a month or two slip for that first delivery.

<Q>: Maybe out in the fall now.

Gary Yancey – Applied Signal Technology – Chairman, CEO
Well, yes, September, you know, kind of -- I'll split the difference with you between summer and fall.

<Q>: Okay, and then last one for Jim. I was hoping to get the operating cash flow number if you have that.

Jim Doyle – Applied Signal Technology – CFO
Yes. Operating cash flow, for the quarter, we used cash of about $10 million, $10.3 million.

<Q>: Okay. Thank you.

Jim Doyle – Applied Signal Technology – CFO
You bet, David.

Operator
Thank you. Our next question is coming from Mr. James McIlree with Unterberg Towbin.

<Q>: It's Christine again. Could you go over one more time how these pre-contract costs work? Do they impact the income statement, too?

Jim Doyle – Applied Signal Technology – CFO
No, not -- they are -- the costs are deferred, and they're, we accumulate them in prepaid and other current assets on the balance sheet. And so assuming a contract or contract modification comes along, then those costs will -- that cost and associated revenue will be recognized on the income statement, and they'll be -- those costs on the balance sheet will be credited for that amount.

<Q>: Okay. Gotcha. Thanks.

Gary Yancey – Applied Signal Technology – Chairman, CEO
Have we ran out of questions?

Operator
Yes, gentlemen, there are no further questions at this time.

Jim Doyle – Applied Signal Technology – CFO
Well, as Jim would say, gentlemen, who walked in the room? Well, very good. These were very good questions. Appreciate the interest. Stay tuned, and we'll keep trying to manage the Company and keep it healthy and growing. Thank you very much.

Operator
Thank you. This concludes today's teleconference. We thank you for your participation, and you may disconnect your lines at this time.